UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/04/2006

INNKEEPERS USA TRUST
(Exact name of registrant as specified in its charter)

Commission File Number:  0-24568

MD	65-0503831
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

340 Royal Poinciana Way, Suite 306, Palm Beach, FL 33480
(Address of principal executive offices, including zip code)

561-835-1800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On October 4, 2006, Innkeepers USA Trust (the "Company") secured a $120 million financing package with Capmark Finance, Inc. ("Capmark") involving three loans, all at a 10-year fixed rate of 5.98 percent that bear interest only for three years and thereafter will amortize over a 30-year period and mature November 1, 2016. In addition, the Company assumed a $13.7 million term loan with Capmark at a five-year fixed rate of 5.41 that bears interest only through July 2007 and matures July 2010.

Item 2.01.    Completion of Acquisition or Disposition of Assets

On October 4, 2006, the Company completed the acquisition of four hotels in Southern California aggregating 931 rooms from Bethesda, Md.-based RLJ Urban Lodging Fund, L.P., an affiliate of RLJ Development, LLC, for a total cost of $215 million. The Company added the 192-room Residence Inn San Diego (Mission Valley), the 200-room Residence Inn Anaheim (Resort Area), the 230-room Hilton Suites Anaheim, and the 309-room Hilton Ontario.

The acquisition was funded with a combination of $81.3 million in borrowings under the Company's unsecured line of credit and the financing from Capmark described in Item 1.01 above.

Item 7.01.    Regulation FD Disclosure

On October 5, 2006, the Company issued a press release announcing the definitive agreement described in Item 1.01 above and the completion of its acquisition of four hotels in Southern California described in Item 2.01 above. A copy of the press release is furnished herewith as Exhibit 99.1 to this report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired. The financial statements that are required to be filed pursuant to this item will be filed by amendment as soon as practicable, but in any event no later than 71 days after the date this report is required to be filed.

(b) Pro Forma Financial Information. The pro forma financial information this is required to be filed pursuant to this item will be filed by amendment as soon as practicable, but in any event no later than 71 days after the date this report is required to be filed.

(d) Exhibits

99.1 Press release dated October 5, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNKEEPERS USA TRUST

Date: October 05, 2006	By:	/s/ Mark A. Murphy
Mark A. Murphy
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated October 5, 2006.